Filed pursuant to Rule 424(b)(3) Registration No. 333-203994.

This is Prospectus Supplement No. 10 to the

Prospectus dated November 15, 2015

This Prospectus Supplement No. 10 replaces the prior version of the “Notice to California Investors” contained on page iii of the Prospectus dated November 12, 2015 (collectively, the “Prospectus”).

Investors should rely on the update Notice below in this Prospectus Supplement No. 10.

A corresponding change will be made to the form of Subscription Agreement.

Notice to California Investors

We have established suitability standards for California investors, which require such investors to have either a net worth not including home, furnishings, and personal automobiles of at least $65,000 and an annual gross income of at least $250,000 or a net worth not including home, furnishings, and personal automobiles of at least $500,000. The investor suitability requirements stated above represent minimum suitability standards we establish for prospective note holders. However, satisfaction of these requirements will not necessarily mean that the notes are a suitable investment for a prospective investor, or that we will accept the prospective investor’s subscription agreement.

www.aspirityholdings.com / 888-955-3385

The date of this Prospectus Supplement No. 10 is November 15, 2016.